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                                                                   EXHIBIT 99.1

                   PRIME GROUP REALTY TRUST      [PRIME GROUP REALTY TRUST LOGO]
                   77 WEST WACKER DRIVE,
                   SUITE 3900
                   CHICAGO, ILLINOIS 60601
                   NYSE: PGE

AT THE COMPANY:                                             AT THE FINANCIAL RELATIONS BOARD:
Richard S. Curto         Louis G. Conforti                  Todd Tarbox         Georganne Palffy
Chief Executive Officer  Office of the President            General Inquiries   Investor Inquiries
312/917-1300             Acting Chief Financial Officer     312/266-7800        312/266-7800
                         312/917-1300
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FOR IMMEDIATE RELEASE
MONDAY, AUGUST 14, 2000

            PRIME GROUP REALTY TRUST TO STUDY STRATEGIC ALTERNATIVES

CHICAGO, AUGUST 14, 2000 - PRIME GROUP REALTY TRUST (NYSE: PGE) today announced that in response to several inquiries in recent weeks from companies interested in a potential strategic transaction with the Company, the Board of Trustees of PGE has decided to engage a financial advisor to assist the Company in studying all of its strategic alternatives. The alternatives being studied will include, but are not necessarily limited to, a merger or other business combination involving the Company, a sale of all the assets of the Company, or the completion of the Company's previously announced asset sale and stock repurchase program.

Michael W. Reschke, Chairman of the Board of Trustees of PGE, stated "Since our
IPO in November of 1997, we believe the Company has significantly increased its net asset value through the aggressive leasing and management of its portfolio, the purchase of new properties on an accretive basis, and the development of new assets, including Dearborn Center which is already 50% preleased." Mr. Reschke continued, " We believe our current stock price does not reflect the underlying value of our assets and, therefore, we have decided to study all options to capture this value."

Richard S. Curto, Chief Executive Officer of PGE stated, "While the Chicago real estate market and economy show continued strength and the Company's value-added strategy continues to be successful, we believe it is appropriate to evaluate all alternatives to maximize shareholder value."

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. Including joint ventures, the Company's portfolio consists of 29 office properties, containing an aggregate of 9.5 million net rentable square feet and 37 industrial properties containing an aggregate of 4.8 million net rentable square feet. The portfolio also includes 218.9 acres of developable land and rights to acquire more than 159.3 additional acres of developable land which management believes could be developed with approximately
10.3 million rentable square feet of additional office and industrial space.

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PRIME GROUP REALTY TRUST
ADD-1-

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates" and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.